EXHIBIT 10.51

FIRST VIRTUAL COMMUNICATIONS, INC.

EMPLOYEE STOCK PURCHASE PLAN OFFERING

Adopted June 13, 2003

1.   Grant; Offering Date.

     (a)  The Board of Directors of First Virtual Communications, Inc. (the “Company”), pursuant to the Company’s 1997 Employee Stock Purchase Plan (the “Plan”), hereby authorizes the grant of rights to purchase shares of the common stock of the Company (“Common Stock”) to all Eligible Employees (an “Offering”). Subject to earlier termination in accordance with subsection 1(b) below, an Offering shall commence on July 1, 2003 and end on June 30, 2005. The first day of an Offering is that Offering’s “Offering Date.” If an Offering Date does not fall on a day during which the Common Stock is actively traded, then the Offering Date shall be the next succeeding day during which the Common Stock is actively traded. Capitalized terms not explicitly defined in this Offering shall have the same definitions as set forth in the Plan.

     (b)  Notwithstanding anything to the contrary, in the event that the fair market value of a share of Common Stock on any Purchase Date (as defined herein) during an Offering is less than the fair market value on the Offering Date of the Offering, then following the purchase of Common Stock on such Purchase Date (i) the Offering shall terminate, (ii) a new Offering shall commence on the day following the Purchase Date that shall extend for two (2) years, and (iii) participants shall automatically be enrolled in the new Offering.

     (c)  At the end of each Offering, a new Offering shall begin that shall extend for two (2) years, and participants shall automatically be enrolled in such new Offering.

     (d)  Prior to the commencement of any Offering, the Board of Directors (or the Committee described in subparagraph 2(c) of the Plan, if any) may change any or all terms of such Offering and any subsequent Offerings. The granting of rights pursuant to each Offering hereunder shall occur on each respective Offering Date unless, prior to such date (a) the Board of Directors (or such Committee) determines that such Offering shall not occur, or (b) no shares remain available for issuance under the Plan in connection with the Offering.

2.   Eligible Employees.

     (a)  All employees of the Company and each of its Affiliates (as defined in the Plan) incorporated in the United States, shall be granted rights to purchase Common Stock under each Offering on the Offering Date of such Offering, provided that each such employee otherwise meets the employment requirements of subparagraph 5(a) of the Plan (an “Eligible Employee”). Notwithstanding the foregoing, the following employees shall not be Eligible Employees or be granted rights under an Offering: (i) part-time or seasonal employees whose customary employment is less than 20 hours per week or 5 months per calendar year or (ii) 5% stockholders (including ownership through unexercised options) described in subparagraph 5(c) of the Plan.

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     (b)  Each person who first becomes an Eligible Employee during any Offering and at least six (6) months prior to the final Purchase Date of the Offering will, on the next January 1 or July 1 during that Offering, receive a right under such Offering, which right shall thereafter be deemed to be a part of the Offering. Such right shall have the same characteristics as any rights originally granted under the Offering except that:

          (1) the date on which such right is granted (i.e., the date an employee first becomes eligible to commence participation in the Plan) shall be the “Offering Date” of such right for all purposes, including determination of the exercise price of such right; and

          (2) the Offering for such right shall begin on its Offering Date and end coincident with the end of the ongoing Offering.

3.   Rights.

     (a)  Subject to the limitations contained herein and in the Plan, on each Offering Date each Eligible Employee shall be granted the right to purchase the number of shares of Common Stock purchasable with up to fifteen percent (15%) of such Eligible Employee’s Earnings paid during such Offering after the Eligible Employee first commences participation; provided, however, that no employee may purchase Common Stock on a particular Purchase Date that would result in more than fifteen percent (15%) of such employee’s Earnings in the period from the Offering Date to such Purchase Date having been applied to purchase shares under all ongoing Offerings under the Plan and all other Company plans intended to qualify as “employee stock purchase plans” under Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”). For this Offering, “Earnings” means the total compensation paid to an employee, including all salary, wages (including amounts elected to be deferred by the employee, that would otherwise have been paid, under any cash or deferred arrangement established by the Company), variable pay, overtime pay, commissions, bonuses, and other remuneration paid directly to the employee, but excluding profit sharing, the cost of employee benefits paid for by the Company, education or tuition reimbursements, imputed income arising under any Company group insurance or benefit program, traveling expenses, business and moving expense reimbursements, income received in connection with stock options, contributions made by the Company under any employee benefit plan, and similar items of compensation.

     (b)  Notwithstanding the foregoing, the maximum number of shares of Common Stock an Eligible Employee may purchase on any Purchase Date in an Offering shall be such number of shares as has a fair market value (determined as of the Offering Date for such Offering) equal to (x) $25,000 multiplied by the number of calendar years in which the right under such Offering has been outstanding at any time, minus (y) the fair market value of any other shares of Common Stock (determined as of the relevant Offering Date with respect to such shares) which, for purposes of the limitation of Section 423(b)(8) of the Code, are attributed to any of such calendar years in which the right is outstanding. The amount in clause (y) of the previous sentence shall be determined in accordance with regulations applicable under Section 423(b)(8) of the Code based on (i) the number of shares previously purchased with respect to such calendar years pursuant to such Offering or any other Offering under the Plan, or pursuant to any other Company plans intended to qualify as “employee stock purchase plans” under

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Section 423 of the Code, and (ii) the number of shares subject to other rights outstanding on the Offering Date for such Offering pursuant to the Plan or any other such Company plan.

     (c)  In addition to the other limitations in this Section 3, the maximum aggregate number of shares of Common Stock that an Eligible Employee may purchase in each calendar year pursuant to the Plan shall be 25,000.

     (d)  The maximum aggregate number of shares available to be purchased by all Eligible Employees under an Offering, and on each Purchase Date during an Offering, shall be the number of shares remaining available under the Plan on the Offering Date. If the aggregate purchase of shares of Common Stock upon exercise of rights granted under the Offering would exceed the maximum aggregate number of shares available, the Board shall make a pro rata allocation of the shares available in a uniform and equitable manner.

4.   Purchase Price.

     The purchase price of the Common Stock under the Offering shall be the lesser of eighty-five percent (85%) of the fair market value of the Common Stock on the Offering Date (or eighty-five percent (85%) of the fair market value of the Common Stock on the first day on which the Company’s Common Stock is actively traded that immediately follows the Offering Date if an Offering Date does not fall on a day during which the Company’s Common Stock is actively traded) or eighty-five percent (85%) of the fair market value of the Common Stock on the Purchase Date (or eighty-five percent (85%) of the fair market value of the Common Stock on the first day on which the Company’s Common Stock is actively traded that immediately precedes the Purchase Date if a Purchase Date does not fall on a day during which the Company’s Common Stock is actively traded), in each case rounded up to the nearest whole cent per share.

5.   Participation.

     (a)  An Eligible Employee may elect to participate in an Offering at the beginning of the Offering or as of any January 1 or July 1 during the Offering. An Eligible Employee shall become a participant in an Offering by delivering an agreement authorizing payroll deductions. Such deductions may be in whole dollars or whole percentages not to exceed fifteen percent (15%) of Earnings. A participant may not make additional payments into his or her account. The agreement shall be made on such enrollment form as the Company provides, and must be delivered to the Company before the date of participation to be effective for such Offering, or as otherwise determined by the Company and communicated to Eligible Employees.

     (b)  A participant may increase or reduce (including to zero) his or her participation level effective as of any next subsequent January 1 or July 1 during the course of an Offering. A participant may additionally reduce his or her participation level once during any six (6)-month period ending on a Purchase Date (or such longer period ending on the first Purchase Date), except that a participant may make a second reduction during such period to zero (0) percent, effective as soon as administratively practicable. Any such change in participation shall be made by delivering a notice to the Company or a designated Affiliate in such form and at such time as the Company provides. In addition, a participant may change his or her deductions prior to the

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beginning of a new Offering to be effective at the beginning of such new Offering. A participant may withdraw from an Offering and receive his or her accumulated payroll deductions from the Offering (reduced to the extent, if any, such deductions have been used to acquire Common Stock for the participant on any prior Purchase Dates), without interest, at any time prior to the end of the Offering, excluding only each ten (10) day period immediately preceding a Purchase Date (or such shorter period of time determined by the Company and communicated to participants), by delivering a withdrawal notice to the Company in such form as the Company provides. A participant who has withdrawn from an Offering shall not be entitled to again participate in such Offering, but may participate in other Offerings under the Plan by submitting a new participation agreement in accordance with the terms thereof.

6.   Purchases.

     Subject to the limitations contained herein, on each Purchase Date, each participant’s accumulated payroll deductions (without any increase for interest) shall be applied to the purchase of whole shares of Common Stock, up to the maximum number of shares permitted under the Plan and the Offering. “Purchase Date” shall be defined as each June 30 and December 31. If a Purchase Date does not fall on a day during which the Common Stock is actively traded, then the Purchase Date shall be the nearest prior day on which the Common Stock is actively traded.

7.   Notices and Agreements.

     Any notices or agreements provided for in an Offering or the Plan shall be given in writing, in a form provided by the Company, and unless specifically provided for in the Plan or this Offering shall be deemed effectively given upon receipt or, in the case of notices and agreements delivered by the Company, upon receipt or upon five (5) days after deposit in the United States mail, postage prepaid.

8.   Exercise Contingent on Stockholder Approval.

     The rights granted under an Offering are subject to the approval of the Plan by the stockholders as required for the Plan to obtain treatment as a tax-qualified employee stock purchase plan under Section 423 of the Code.

9.   Offering Subject to Plan.

     Each Offering is subject to all the provisions of the Plan, and its provisions are hereby made a part of the Offering, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of an Offering and those of the Plan (including interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan), the provisions of the Plan shall control.

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